Exhibit 99.3

News Release

For Immediate Release

May 8, 2014

Approach Resources Inc.

Names Uma L. Datla Chief Accounting Officer

Fort Worth, Texas, May 8, 2014 – Approach Resources Inc. (NASDAQ: AREX) today announced that Uma L. Datla has been promoted to the position of Chief Accounting Officer, effective May 6, 2014.

Ms. Datla joined Approach in August 2013 as Director of Financial Reporting. Previously, Ms. Datla was with Ernst & Young LLP since 2005, including her most recent position as an Audit Manager. At Ernst & Young, Ms. Datla served a wide range of oil and gas industry clients. Ms. Datla holds a Bachelor of Science and Technology Development degree from Birla University of Technology and Science in Pilani, India, and a Master of Professional Accounting degree from the University of Texas at Arlington. She is also a Certified Public Accountant in the State of Texas.

Sergei Krylov, the Company’s Executive Vice President and Chief Financial Officer, commented, “Uma’s experience and extensive industry and accounting knowledge make her an outstanding leader for our accounting team as we continue to grow the Company and build value for our shareholders.”

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

INVESTOR CONTACT Megan P. Hays Director, Investor Relations & Corporate Communications mhays@approachresources.com 817.989.9000 x2108	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com